Exhibit 99.1

RE:	MHI Hospitality Corporation 814 Capitol Landing Road Williamsburg, VA 23185 (757) 229-5648 TRADED: AMEX: MDH

FOR YOUR INFORMATION:

AT THE COMPANY:	AT THE FINANCIAL RELATIONS BOARD:
Bill Zaiser	Georganne Palffy
Chief Financial Officer	General Information
(301) 220-5400	(312) 640-6768

FOR IMMEDIATE RELEASE

THURSDAY, JULY 6, 2006

MHI HOSPITALITY CORPORATION ANNOUNCES AGREEMENT

TO PURCHASE THE LOUISVILLE RAMADA RIVERFRONT INN

Williamsburg, VA – July 6, 2006 – MHI Hospitality Corporation (AMEX: MDH), announced today that it has entered into a definitive agreement to purchase the 186-room Louisville Ramada Riverfront Inn, located in Jeffersonville, Indiana for $7.6 million, or approximately $41,000 per unit. The hotel is located directly on the Ohio River, with unimpeded views of the Louisville skyline, and easy access to the center of downtown Louisville.

The purchase price represents a 9% capitalization rate and includes an attached commercial building with two restaurants that contributed over $300,000 to the hotel’s 2005 net operating income. MHI intends to extensively renovate and rebrand the asset, as is consistent with the company’s repositioning strategy. To facilitate the closing of the acquisition, which is expected in the late third quarter subject to customary closing conditions, MHI may access funds from either its line of credit or a 1031 like-kind exchange, or a combination of the two.

The company will commence with the capital improvements upon closing and anticipates the major physical renovations will be completed within approximately 12 months, during which time the property will remain open. Andrew M. Sims, the president and CEO of the company stated, “We are pleased to acquire the Ramada Riverfront at an attractive price and, once our renovations are completed, we are confident that this repositioned asset will be highly competitive with other upscale properties in the downtown Louisville market. Our estimated basis will be approximately $80,000 per key upon stabilization, which we feel is compelling for waterfront property in this market and well below replacement cost or the cost of new construction.”

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MHI Hospitality Corporation

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About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-advised lodging REIT focused on the acquisition, redevelopment and management of mid-scale, upscale, and upper upscale full service hotels in the mid-Atlantic and southeastern United States. Currently, the company’s portfolio consists of seven properties for a total of 1,673 rooms, all of which operate under the Hilton and Intercontinental Hotels Group brands. In addition to these seven hotels, the company has a leasehold interest in the common area of a resort condominium property, Shell Island Resort, which has approximately 160 condominium suites owned by individual owners. The company is listed on the Russell Microcap™ Index, which is comprised of the smallest 1,000 securities in the small-cap Russell 2000™ Index along with the next 1,000 companies, based on a ranking of all U.S. equities by market capitalization. More information on the company may be found on its website at www.mhihospitality.com.

Forward-Looking Statements

This presentation includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond the Company’s control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. General economic conditions, including the timing and magnitude of the recovery in the hospitality industry, future acts of terrorism, risks associated with the hotel and hospitality business, the availability of capital, the ability of the company to acquire additional hotel properties, the timely completion of planned hotel renovations, and other factors, may affect the company’s future results, performance and achievements. These risks and uncertainties are described in greater detail in the company’s current and periodic filings with the Securities and Exchange Commission. The company undertakes no obligation and does not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.